Exhibit 10.28

Stemline Therapeutics, Inc.

750 Lexington Avenue, 6th Floor, New York, NY 10022

www.stemline.com

October 1, 2012

PERSONAL & CONFIDENTIAL

Stephen Hall

32 Crows Creek Rd

Piitsboro, NC 27312

Dear Stephen:

We are delighted that you have accepted our offer to join Stemline Therapeutics, Inc. (the “Company”).  You will commence employment with the Company on October 1, 2012 (the “Start Date”).  Your employment with the Company will be on the following terms:

1.                                      Employment; Compensation.

A.                                       Title; Responsibilities.  Commencing on the Start Date, you will be employed as Vice President of Finance and Principal Financial Officer and Chief Accounting Officer of the Company, which is a full-time position.  You will report directly to the Company’s Chief Operating Officer or Vice President of Operations.  Your responsibilities shall include, without limitation, (i) accounting, (ii) internal control over financial reporting, (iii) negotiating and managing the Company’s third-party vendor contracts and (iv) human resource management.  You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment or change your job title and duties at any time for any reason or for no reason.

B.                                    Base Salary.  Commencing on the Start Date, your starting base salary will be $100,000 per annum, less withholdings and deductions required and/or permitted by law, payable periodically on the same schedule as other full-time employees of the Company.  Upon the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than on Forms S-4 or S-8 or their then equivalents), covering the offer and sale by the Company of its equity securities (the “IPO”), your base salary shall increase to $190,000 per annum, less withholdings and deductions required and/or permitted by law.  Your base salary may be adjusted from time to time by the Company’s Chief Executive Officer in his sole discretion.

C.                                    Bonuses

(a) Annual Bonus. If at the end of any calendar year you are then in the Company’s employ, you will be eligible to receive a discretionary cash bonus in an amount equal to up to 20% of your base salary then in effect (pro rated from the Start Date through December 31, 2012 for the 2012 calendar year), subject to your achievement of performance goals established by the Company’s senior management in its sole discretion, the attainment of which shall be determined by the Company’s chief executive officer in his sole discretion.

(b) IPO Bonus.  Upon the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than on Forms S-4 or S-8 or their then equivalents), covering the offer and sale by the Company of its equity securities, you shall be entitled to a cash bonus of $72,000.00 payable in two installments; (i) $36,000.00 payable at the later of the next regularly-scheduled employee payroll or the first regularly-scheduled employee payroll in 2013 and (ii) $36,000.00 payable at the first regularly-scheduled employee payroll in 2014.

D.                                    Options or Restricted Stock.  Subject to approval of the Company’s Board of Directors, you will be granted stock options and/or restricted stock consistent with the Company’s policy for similarly situated employees.

2.                                      Expense Reimbursement.  You will be entitled to reimbursement of all reasonable and properly documented business and travel expenses incurred by you in the performance of your duties hereunder, provided such expenses are approved in advance by your direct report and submitted for reimbursement in accordance with the Company’s policies.

3.                                      Benefits.  You will be eligible to participate in all employee benefit plans and perquisite plans and policies which the Company may, in its sole discretion, make available to its similarly situated employees, whether such benefits are now in effect or hereafter adopted, subject to the terms and conditions of each such plan or policy.  Subject to applicable law, the Company may alter, modify, add to or delete its employee benefit plans and its perquisite plans and policies at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

4.                                      Vacation.  You will be entitled to ten (10) days of paid vacation for each calendar year of employment (pro rated from the Start Date through December 31, 2012 for the 2012 calendar year).  Vacation may not be carried over from year to year.

5.                                      Inventions, Non-Competition and Non-Disclosure Agreement.  The Company has a standard Inventions, Non-Competition and Non-Disclosure Agreement, which you are required to sign as a condition of your employment and your Options grants.  I have enclosed two copies of the Inventions, Non-Competition and Non-Disclosure Agreement for your review and signature.  Please sign and return to me one copy of the Inventions, Non-Competition and Non-Disclosure Agreement and this letter.  The other copy is for your files.  Please note that to the extent any terms of the Inventions, Non-Competition and Non-Disclosure Agreement conflict with this letter, the terms of the Inventions, Non-Competition and Non-Disclosure Agreement shall govern.

6.                                      Verification.  Your employment is also contingent upon our receipt of proof of your identification and work authorization as required by the U.S. Immigration Reform and Control Act and, to the Company’s satisfaction, that you are not subject to any agreement or understanding that could restrict or hinder the performance of your duties as an employee of the Company.  You hereby represent that you are not subject to any agreement, understanding or other duty that would restrict or hinder the performance of your duties as an employee of the Company, including, but not limited to, any confidentiality, noncompetition or nonsolicitation agreement or understanding.

7.                                      Return of Company Property. You agree that upon the termination or cessation of your employment with the Company for any reason, or at any other time upon the Company’s request, you will immediately return to the Company all Company property of any kind then in your possession or under your control, including, without limitation, the originals and all copies of any and all documents, files or records (including computer data, disks, programs, or printouts) that contain any non-public information that in any way relates to the Company, any of its subsidiaries or affiliates, any of their products or services, clients, suppliers or other aspects of any of their business(es) or prospects, all other notes, drawings, lists, memoranda, magnetic disks or tapes, other recording media, reports, files, memoranda, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, instructional manuals, and any other physical property that you received, prepared, or helped prepare in connection with your employment. You further agree to not retain any copies or excerpts of any such property in any format, whether hardcopy, electronic or otherwise.  To the extent that you have Company property stored on any home computer or other personal storage device, you agree to irretrievably delete such property after forwarding a copy of any such property to the Company.  Your obligation in this Section 5 will survive any change to your employment status with the Company, by promotion or otherwise, and the termination or cessation of your employment with the Company.

8.                                      Integration.  The terms and conditions of your proposed employment with the Company as set forth in this letter supersede any contrary verbal discussions concerning conditions of your employment, and this letter contains the entire understanding of the parties with regard to its subject matter.

9.                                      Amendment.  No amendment or other modification of this letter shall be effective unless in writing and signed by the Company and you.

10.                               Waiver.  Waiver by either the Company or you of a breach of any provision, term or condition hereof will not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this letter.

11.                               Successors and Assigns.  The rights and obligations of the Company hereunder may be transferred or assigned to any successor or assign of the Company.  No assignment of this letter will be made by you, and any purported assignment will be null and void.

12.                               Severability.  If any arbitrator, agency, tribunal or court of competent jurisdiction finds any provision or part of this letter to be excessively broad, in whole or in part, such provision will be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law.  If any provision or part of this letter is declared illegal or unenforceable by any arbitrator, tribunal or court of competent jurisdiction even after the reformation and construction as provided in the previous sentence, then the remainder of this letter, or the application of such provision or part in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision and part of this letter will be valid and enforceable to the fullest extent permitted by law.

13.                               Consideration.  You agree that the provisions of this letter are reasonable and necessary for the protection of the Company.

14.                               Governing Law.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

[Signature page follows]

Again, we look forward to having you join us.  If you have any questions, please feel free to call me at (646) 502-2303.

Very truly yours,

STEMLINE THERAPEUTICS, INC.

	By:	/s/ Ivan Bergstein, M.D.
	Name:	Ivan Bergstein, M.D.
	Title:	President and Chief Executive Officer

STEPHEN HALL

/s/ Steven Hall
(Signature)

Date: October 1, 2012